                                    NYSE: EXC


                               Exelon Corporation

                            A Utility Growth Story...
                            It's Not Easy Being Green

                           John W. Rowe, President and
                           Co-Chief Executive Officer

                      EEI Financial Conference, New Orleans
                                October 30, 2001


[LOGO FOR EXELON]

                           FORWARD-LOOKING STATEMENTS
This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements herein include statements about future financial and operating results of Exelon. Economic, business, competitive and/or regulatory factors affecting Exelon's businesses generally could cause actual results to differ materially from those described herein. For a discussion of the factors that could cause actual results to differ materially, please see Exelon's filings with the Securities and Exchange Commission, particularly those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Outlook" in Exelon's 2000 Annual Report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Exelon does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation.


[LOGO FOR EXELON]

                          Exelon's Earnings Drivers YTD

         EPS of $3.46 (fully diluted) through Q3 01

         Delivery Business:
                  $7.9 billion (67%) of YTD Revenue
                  $2.1 billion (78%) of YTD EBIT
                  $2.51 (73%) of YTD EPS

         Generation Business:
                  $3.2 billion (27%) of YTD Revenue
                  $0.70 billion (26%) of YTD EBIT
                  $1.27 (37%) of YTD EPS



[LOGO FOR EXELON]

                           Building a Solid Foundation

Completed one of the nation's largest utility mergers in under 13 months

On track to achieve 11% to 15% EPS growth in 2001 over pro forma 2000

On track to achieve $148 Million of merger cost savings in 2001

Year-To-Date nuclear capacity factor of 95%, on track to exceed year-end target of 92%

Distribution reliability improved and costs under budget


[LOGO FOR EXELON]

                     Exelon's Continued Commitment to Growth

Acquired 49.9% of Sithe (10,000 MWs, including under development) at a total cost of $696 million.

Added approximately 200 MWs in 2001 through power up-rate projects. Expect to add an additional 550 MWs through 2003 at an average cost well below that of new generation.

Added 1,950 MW through long-term contracts at a capital equivalent cost of $768 million.

Expect to add an additional 800 MW plus the acquisition of the remaining 50.1% of Sithe through 2004.

[LOGO FOR EXELON]

                         Exelon's 2002 Earnings Outlook

2002 EPS Estimate of $4.45 to $4.85

       Delivery 2002 EPS Estimate of $3.30 to $3.40 (weather normalized)

       Generation 2002 EPS Estimate of $1.40 to $1.75 (weather normalized)

       Enterprises, Consolidation and Corporate Estimate Loss of $0.25 to $0.30




[LOGO FOR EXELON]

                               Exelon's Valuation

Relative P/E compared to Industry Average

         P/E of 8.8X on midpoint of 2002 earnings range ($41.00 per share prices @ 10/26/01).

         Peer Group Average Multiple on 2002 EPS is 10-14X.

         Exelon is undervalued




[LOGO FOR EXELON]

                                   Questions?



[LOGO FOR EXELON]

                            Exelon Corporate Overview


[LOGO FOR EXELON]

                              Key Assumptions 2002

                                   2001P            2001LE             2002
                                  ------            ------            ------
Nuclear Capacity Factor            91.6%              93.8%            91.5%

Total GenCo Sales (GWh)          183,970            195,387          205,737

Total Delivery Sales (GWh)       125,500            123,461          124,749

Tot. Unreg. Retail Sales (GWh)    10,850              5,979            4,629

Volume Retention
    PED                              65%                81%              84%
    CED                              86%                92%              89%

ATC Price ($/MWh)
    PJM                        $34 Combined           $33.5            $29.2
    MAIN                                              $27.6            $26.3

Merger Synergies ($M)               $135               $148             $225

P= Original Plan   LE= Latest Estimate  ATC= Around the Clock



[LOGO FOR EXELON]

                             EPS Sensitivities: 2002

[This slide contains a bar graph chart which shows the effect on EPS of a positive or negative change in each of three key assumptions.]

         -/+ 1% Delivery Sales
                    PECO                      -$0.03         +$0.03
                    ComEd                     -$0.06         +$0.06

         -/+ 1% Nuclear Cap Factor            -$0.05         +$0.05

         -/+ $1 Wholesale Mkt Price           -$0.10         +$0.10


[LOGO FOR EXELON]

                             Operating Cash Flow and
                          Capital Expenditures Estimate

[This slide shows a column chart indicating the relative level of CapEx, in millions, to Operating Cash Flow, in millions, for each year, 2001 through 2004.]


Year                                CapEx                         Op Cash Flow
----                                ----                          ------------
2001                                2400                              3000
2002                                2220                              2850
2003                                2360                              3050
2004                                2540                              3400



[LOGO FOR EXELON]

                                     Exelon
                               Earnings per Share

                         2000 Pro Forma EPS vs. 2001 EPS

               Quarter Ended                              YTD Period Ended
         Pro Forma                                  Pro Forma
           2000            2001                        2000             2001
          ------          ------                      ------           -------
1Q         1.10            1.23                        1.10             1.23

2Q         0.83            0.97                        1.93             2.20

3Q         1.27            1.25                        3.20             3.46

4Q         0.66                                        3.86




[LOGO FOR EXELON]

                                Year to Date 2001



[LOGO FOR EXELON]

                                                                   EXELON [LOGO]

--------------------------------------------------------------------------------





News Release

From:      Exelon Corporation                           FOR IMMEDIATE RELEASE
           Corporate Communications                     ---------------------
           P.O. Box 805379                              October 23, 2001
           Chicago, IL  60680-5379

Contact:   Linda Marsicano
           312.394.3099
           Linda Byus, CFA
           312.394.7696
           Eunice Collins
           312.394.8354

        Exelon Reports Third Quarter Earnings of $1.25 Per Diluted Share

Chicago (October 23, 2001) Exelon Corporation today announced reported earnings of $403 million or $1.25 per diluted share for the third quarter of 2001. The reported $1.25 per diluted share exceeds the high end of our recent guidance due to higher estimates for unbilled revenue than were used in developing the guidance. Reported results include three non-recurring items that lowered reported earnings by $0.16 per share. Exelon's reported earnings for the third quarter of 2000 were $232 million or $1.35 per diluted share, which represent the results of PECO Energy and do not reflect the effects of the October 20, 2000 merger with Unicom Corporation. On a pro forma basis assuming the merger of PECO Energy and Unicom Corporation occurred on January 1, 2000, third quarter 2000 earnings were $1.27 per diluted share.

On September 27, Exelon lowered its 2001 earnings guidance to a range of $4.30 to $4.45 per diluted share down from the original $4.50. This guidance, which remains our best judgment, represents reported earnings without adjustment for any one-time items incurred during the year. The forecasted earnings range represents an 11% to 15% increase over pro forma earnings for the year 2000 of $3.86.

The company is in the process of finalizing its budget and earnings models for 2002. Our current outlook for 2002 is a range of $4.45 to $4.85 per diluted share, which reflects the national economic slowdown and wholesale price volatility.

Third Quarter Highlights:

Factors influencing third quarter results are as follows:

o Energy sales by Exelon Generation totaled 54,342 GWhs, a 7% increase over pro forma third quarter 2000 energy sales of 50,733 GWhs. Approximately 64% of third quarter 2001 energy sales were to affiliates.

o Lower energy-market prices adversely affected Exelon Generation's Power Team performance in the third quarter compared with expectations. Wholesale margins realized were lower than originally incorporated in the third quarter earnings outlook.

o    Exelon Generation's nuclear fleet continues to operate above target with:
     o    95.0% nuclear capacity factor for the third quarter
     o    95.1% year-to-date through September 30

o Exelon Generation's fossil operations continue their strong performance with:
     o    98% on time delivery
     o    94.3% dispatch availability

o ComEd continues to improve the reliability and efficiency of its delivery operations in a summer in which two new all-time peaks were set. On August 9, ComEd set a new all-time peak load of 21,574 MW.

Non-recurring Items: Third quarter 2001 reported earnings of $1.25 per diluted share include the effects of the following non-recurring charges:

o Employee severance costs of $31 million ($0.06 per share) related to approximately 500 additional positions identified to be eliminated as a result of the 2000 merger of PECO Energy and Unicom.

o A $36 million ($0.07 per share) writedown of its investment in Corvis, a telecommunications equipment manufacturer.

o A $14 million ($0.03 per share) increase in reserves in conjunction with a tentative settlement of litigation involving PECO Energy's decision not to proceed with the proposed purchase of a minority interest in the River Bend generating facility. The settlement should be finalized shortly.

Exelon's Co-CEO and Chairman, Corbin A. McNeill Jr., said that, "Demand and prices did not materialize to the extent we planned this summer, and we learned a good deal about how to prepare for next year. The market decline was especially frustrating given the very strong operating performance in Generation. Since the end of June, Exelon Nuclear completed another power uprate project, two refuelings, and remained on track towards its all-in cost goal of 2 cents/kWh. In early August, during the one summer heat wave, every one of our fossil plants ran flat out and was available for dispatch over 94% of the time."

John W. Rowe, Co-CEO and President, said, "In the first real test of the infrastructure improvements we've been making for the past two years, the ComEd distribution system performed superbly. The turn-around in performance is clear, real and we intend to make it permanent. In the long run, it's our ability to generate low-cost power and deliver it reliably that will be the basis for Exelon's ability to deliver shareholder value."

CORPORATE ISSUES
Third quarter earnings reflect goodwill amortization of $37 million or $0.12 per share. Goodwill amortization is expected to total $151 million, or $0.47 per share, in 2001. Consistent with the recently issued accounting standard for goodwill, Exelon expects to discontinue amortization of goodwill, effective January 1, 2002. Goodwill will be reviewed for impairment and possible adjustment.

Merger-related synergies continue to be realized and Exelon expects to achieve its target of $148 million this year.

BUSINESS UNIT RESULTS
Performance of Exelon's business segments--Energy Delivery, Generation and Enterprises--is reported on the basis of earnings before interest and income taxes (EBIT). Exelon's EBIT for the third quarter of 2001 was $931 million compared to pro forma EBIT of $920 million in the third quarter of 2000.

Exelon Energy Delivery consists of the retail electricity transmission and distribution operations of ComEd and PECO Energy and the natural gas distribution business of PECO Energy. Energy Delivery's EBIT of $704 million in the third quarter of 2001 compares to pro forma EBIT of $685 million in the prior-year period. The segment benefited from increased deliveries to residential customers during the quarter as a result of warmer summer weather compared to last year, but experienced declines in deliveries to large commercial and industrial customers as a result of a slowing economy.

Exelon Generation consists of Exelon's electric generation operations and power marketing and trading functions. Generation's third quarter 2001 EBIT was $278 million, compared to pro forma EBIT of $300 million last year. Generation experienced increased sales volumes and continued strong nuclear and fossil station performance, but overall margins were adversely affected by lower wholesale electricity market prices. Generation's third quarter 2001 EBIT includes a $14 million charge for litigation settlement costs.

Exelon Enterprises consists of competitive retail energy sales, energy and infrastructure services, communications and related investments. Enterprises' EBIT for the third quarter of 2001 was a loss of $44 million compared to third quarter 2000 pro forma loss of $67 million. The third quarter EBIT improvement reflects improved margins and a reduction of operating expenses at Exelon Energy. The third quarter 2001 results include the $36 million writedown of an investment in Corvis.

Conference call information:
Exelon has scheduled a Third Quarter Earnings Conference Call for 3 PM EDT (2 PM
CDT) on October 23. The call in number in the US is 877/780-2271; the international call in number is 973/872-3462. No password is required. Media representatives are invited to participate on a listen- only basis. The call will be audio web-cast and archived on Exelon's web site: www.exeloncorp.com. (Please choose the Investor Relations page.)

Telephone replays will be available after 4 PM on October 23 through October 31. The U.S. call-in number is 877/519-4471; the international call-in number is 973/341-3080. The confirmation code is 2894650.


This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements herein include statements about future financial and operating results of Exelon. Economic, business, competitive and/or regulatory factors affecting Exelon's businesses generally could cause actual results to differ materially from those described herein. For a discussion of the factors that could cause actual results to differ materially, please see Exelon's filings with the Securities and Exchange Commission, particularly those factors discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Outlook" in Exelon's 2000 Annual Report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Exelon does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.



                                       ###

Exelon Corporation is one of the nation's largest electric utilities with approximately five million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately five million customers in Illinois and Pennsylvania and gas to 425,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services and energy services. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

EXELON CORPORATION
Unaudited Income Statement
(in millions, except per share data)

                                                               Three Months Ended                   Nine Months Ended
                                                                 September 30                         September 30
                                                          ---------------------------          ----------------------------

                                                             2001          2000 (1)                2001          2000 (1)
                                                          -----------     -----------          -------------    -----------
Operating Revenues                                           $ 4,285         $ 1,629               $ 11,759        $ 4,366

Operating Expenses
      Fuel and Purchased Power                               $ 1,731           $ 576                $ 4,271        $ 1,515
      Operating and Maintenance                               1,101              457                  3,293          1,304
      Depreciation and Amortization                               369             83                  1,109            244
      Taxes Other Than Income                                    172              67                    493            197
                                                          -----------     -----------          -------------    -----------

      Total Operating Expenses                               $ 3,373         $ 1,183                $ 9,166        $ 3,260
                                                          -----------     -----------          -------------    -----------

Operating Income                                               $ 912           $ 446                $ 2,593        $ 1,106

Other Income and Deductions
      Interest Expense & Preferred Dividends                    (295)           (118)                  (901)          (348)
      Other, net                                                  54              46                    180             78
      Income Taxes                                              (268)           (141)                  (767)          (316)

      Extraordinary Item, Net of Income Taxes                      -              (1)                     -             (4)

      Cumulative Effect of Change in Accounting
            Principle, Net of Income Taxes                         -               -                     12             24
                                                          -----------     -----------          -------------    -----------

Net Income                                                     $ 403           $ 232                $ 1,117          $ 540
                                                          ===========     ===========          =============    ===========


Average Common Shares Outstanding
      Basic:                                                     321             170                    320            175
      Diluted:                                                   323             172                    323            176

Earnings Per Common Share - Reported
      Basic:                                                  $ 1.26          $ 1.37                 $ 3.49         $ 3.09
                                                          ===========     ===========          =============    ===========
      Diluted:                                                $ 1.25          $ 1.35                 $ 3.46         $ 3.07
                                                          ===========     ===========          =============    ===========

Nonrecurring Items included in
   Diluted EPS - gains/(losses):
      Litigation reserves                                     $(0.03)            $ -                $ (0.03)           $ -
      Employee severance charge                                (0.06)              -                  (0.06)             -
      Gains and losses on investments                          (0.07)              -                  (0.02)             -
      Implementation of FAS 133                                    -               -                   0.04              -
      Settlement of Transition Bond swap                           -               -                   0.01              -
      Wholesale rate settlement                                    -               -                   0.01              -
      CTC prepayment                                               -               -                   0.02              -
      Cumulative effect of change in accounting
         method for nuclear outages                                -               -                      -           0.14
      Premiums paid to reacquire debt                              -           (0.01)                     -          (0.02)
      Merger costs                                                 -           (0.04)                     -          (0.12)
                                                          -----------     -----------          -------------    -----------

      Total Nonrecurring Items                                $(0.16)         $(0.05)               $ (0.03)           $ -
                                                          ===========     ===========          =============    ===========



Earnings Per Common Share - Proforma for
      merger as of 1/1/2000
      Diluted:                                                                $ 1.27                                $ 3.20
                                                                          ===========                           ===========

(1)  Restated to reflect change in accounting method for nuclear outage costs.

EXELON CORPORATION
Business Segment Results
(in millions)

                                                     Three Months Ended                               Nine Months Ended
                                                       September 30                                     September 30
                                            -------------------------------------------------------------------------------------
                                                                        Pro Forma                                     Pro Forma
                                              2001         2000 (1)      2000 (2)         2001          2000 (1)      2000 (2)
                                            ---------   ------------  ------------      ----------   ------------  -------------
Revenue
      Energy Delivery                        $ 2,970          $ 877       $ 2,808         $ 7,903        $ 2,496       $ 7,351
      Generation                               2,291            927         2,067           5,537          2,087         4,703
      Enterprises                                529            283           468           1,742            801         1,225
      Corporate/Intercompany Elimination      (1,505)          (458)       (1,498)         (3,423)        (1,018)       (3,246)
                                            ---------   ------------  ------------      ----------   ------------  ------------

      Total Exelon                           $ 4,285        $ 1,629       $ 3,845        $ 11,759        $ 4,366      $ 10,033
                                            =========   ============  ============      ==========   ============  ============

Earnings Before Interest and IncomeTaxes
      Energy Delivery                          $ 704          $ 260         $ 685         $ 2,091          $ 856       $ 1,957
      Generation                                 278            292           300             697            401           488
      Enterprises                                (44)           (55)          (67)            (80)           (86)         (110)
      Corporate/Intercompany Elimination          (7)           (15)            2             (19)           (23)           (7)
                                            ---------   ------------  ------------      ----------   ------------  ------------

      Total Exelon                             $ 931          $ 482         $ 920         $ 2,689        $ 1,148       $ 2,328
                                            =========   ============  ============      ==========   ============  ============



(1) Restated to reflect change in accounting method for nuclear outage costs.
(2) Pro forma 2000 data reflects operations as if the merger occurred on January 1, 2000.

EXELON
Retail Electric Sales Statistics
For the Three Months Ended September 30

                                                           ComEd                                          PECO
                                        -------------------------------------------      ---------------------------------------

MWH Deliveries                               2001            2000         % Change          2001          2000        % Change
                                        --------------   -------------   ----------      ------------  ------------ ------------

Residential                                 8,397,985       7,141,346        17.6%         3,164,661     3,011,238         5.1%

Small Commercial & Industrial               8,033,041       7,875,596         2.0%         2,089,306     1,955,308         6.9%

Large Commercial & Industrial               5,501,301       6,253,874       (12.0%)        4,083,355     4,154,974        (1.7%)

Public Authorities & Electric Railroads     2,346,693       2,301,035         2.0%           194,112       192,727         0.7%
                                        --------------   -------------                   ------------  ------------

Total Sales to Ultimate Customers          24,279,020      23,571,851         3.0%         9,531,434     9,314,247         2.3%
                                        ==============   =============                   ============  ============

Heating Degree Days                               133             121                             50            77
Cooling Degree Days                               615             551                            956           695




Revenue (in thousands)                       2001            2000         % Change          2001          2000        % Change
----------------------                  --------------   -------------   ----------      ------------  ------------ ------------

Residential                                 $ 816,048       $ 708,107        15.2%         $ 385,420      $367,017         5.0%

Small Commercial & Industrial                 617,599         609,551         1.3%           241,906       162,601        48.8%

Large Commercial & Industrial                 257,795         302,628       (14.8%)          288,793       204,390        41.3%

Public Authorities & Electric Railroads       133,576         130,687         2.2%            18,914        16,892        12.0%
                                        --------------   -------------                   ------------  ------------

Total Sales to Ultimate Customers          $1,825,018      $1,750,973         4.2%         $ 935,033      $750,900        24.5%
                                        ==============   =============                   ============  ============




Cents / kWh                                  2001            2000         % Change          2001          2000        % Change
-----------                             --------------   -------------   ----------      ------------  ------------ ------------

Residential                                   $ 0.097         $ 0.099        (2.0%)          $ 0.122       $ 0.122         0.0%

Small Commercial & Industrial                 $ 0.077         $ 0.077         0.0%           $ 0.116       $ 0.083        39.8%

Large Commercial & Industrial                 $ 0.047         $ 0.048        (2.1%)          $ 0.071       $ 0.049        44.9%

Public Authorities & Electric Railroad        $ 0.057         $ 0.057         0.0%           $ 0.097       $ 0.088        10.2%

Total Sales to Ultimate Customers             $ 0.075         $ 0.074         1.4%           $ 0.098       $ 0.081        21.0%


EXELON
Retail Electric Sales Statistics
For the Nine Months Ended September 30


                                            ComEd                                                        PECO
                                         ----------------------------------------------    -----------------------------------------

MWH Deliveries                              2001             2000           % Change         2001            2000          % Change
--------------                           --------------   --------------   ------------    -------------  --------------  ----------

Residential                                 19,936,277       18,204,564         9.5%        8,671,808       8,472,099       2.4%

Small Commercial & Industrial               22,439,309       21,782,688         3.0%        5,818,577       5,589,735       4.1%

Large Commercial & Industrial               16,429,691       18,254,430       (10.0%)      11,707,138      11,952,613      (2.1%)

Public Authorities & Electric Railroads      6,968,051        6,799,768         2.5%          575,011         591,402      (2.8%)
                                         --------------   --------------                 -------------  --------------

Total Sales to Ultimate Customers           65,773,328       65,041,450         1.1%       26,772,534      26,605,849       0.6%
                                         ==============   ==============                 =============  ==============

Heating Degree Days                              4,081            3,610                         2,982           2,888
Cooling Degree Days                                848              748                         1,366           1,038




Revenue (in thousands)                      2001             2000           % Change         2001            2000          % Change
----------------------                   --------------   --------------   ------------    -------------  --------------  ----------

Residential                                $ 1,851,856       $1,724,095         7.4%        $ 990,910       $ 955,680        3.7%

Small Commercial & Industrial                1,613,971        1,597,885         1.0%          573,534         443,860       29.2%

Large Commercial & Industrial                  732,175          848,786       (13.7%)         750,079         524,696       43.0%

Public Authorities & Electric Railroads        382,235          372,143         2.7%           54,142          41,211       31.4%
                                         --------------   --------------                 -------------  --------------

Total Sales to Ultimate Customers          $ 4,580,237       $4,542,909         0.8%      $ 2,368,665     $ 1,965,447       20.5%
                                         ==============   ==============                 =============  ==============




Cents / kWh                                 2001             2000           % Change         2001            2000          % Change
-----------                              -------------    -------------   ------------     ------------   --------------  ----------

Residential                                    $ 0.093          $ 0.095        (2.1%)         $ 0.114         $ 0.113        0.9%

Small Commercial & Industrial                  $ 0.072          $ 0.073        (1.4%)         $ 0.099         $ 0.079       25.3%

Large Commercial & Industrial                  $ 0.045          $ 0.046        (2.2%)         $ 0.064         $ 0.044       45.5%

Public Authorities & Electric Railroad         $ 0.055          $ 0.055         0.0%          $ 0.094         $ 0.070       34.3%

Total Sales to Ultimate Customers              $ 0.070          $ 0.070         0.0%          $ 0.088         $ 0.074       18.9%




[LOGO FOR EXELON]

                               THIRD QUARTER 2001
                   $30 MILLION IN ADDITIONAL SEVERANCE EXPENSE

-During the 3rd quarter, 536 new positions (in addition to the 2,900 positions previously announced) were identified for elimination. The 536 positions were split evenly between the former PECO and Unicom businesses

-Severance of $31 Million for the 268 PECO positions was expensed this quarter; additional $17 million in the fourth quarter

-Severance costs for Unicom employees are recorded as an adjustment to goodwill, under purchase accounting. Goodwill was reduced by $60 million as of September 30 to reflect:
         - Additional employees terminated (+$40 million)
         - Reduced benefit levels for union employees (-$100 million)




[LOGO FOR EXELON]

                               THIRD QUARTER 2001
                      $36 MILLION (NON-CASH) WRITE-DOWN OF
                           EQUITY INVESTMENT IN CORVIS

Exelon owns 1.4 million shares of Corvis, acquired pre-merger by Unicom & PECO through 2 limited partnerships.

         -As part of the merger of Unicom and PECO, under purchase accounting, all Unicom assets were recorded at their fair value as of the date of the merger. Unicom's Corvis shares (535,000 shares in one investment limited partnership and 337,000 shares in the second) were re-valued at $32/share (up from the actual cash cost of between $0.35--$1.15/share).

         -The cost basis of PECO's 535,000 Corvis shares was unchanged by the merger. Post-merger, PECO continued to carry the investment at its actual cash cost of $1.15/share.

         -When Exelon received 1,070,000 shares in February 2001, the cost basis was adjusted to Corvis' share price on the date of distribution: $26/share, resulting in a $10M non-cash gain in the first quarter.

         -As the result of an impairment analysis, Exelon determined that its investment in Corvis should be marked-down to $2/share, resulting in a $36M non-cash loss in the third quarter.




[LOGO FOR EXELON]

                                Exelon Generation




[LOGO FOR EXELON]

                                Exelon Generation
                           Generation Supply Footprint

[This slide depicts a map of North America which identifies each of the North American Electricity Reliability Council regions and indicating the amount of Exelon generation in each region:]

WSCC                 252 MW
MAPP                   0 MW
ERCOT                990 MW plus
                     350 MW in development
SPP                  795 MW
MAIN              24,169 MW plus
                   1,865 MW in development
FRCC                   0 MW
SERC                 451 MW plus
                     450 MW in development
ECAR                 500 MW
MACC              10,390 MW plus
                      74 MW in development
NPCC               3,412 MW plus
                   6,140 MW in development (includes NPCCC)

[The slide also contains two boxes with additional information:]

[First box - upper left-hand corner:]
40,279 MW in operation
 9,789 MW in *development
50,068 MW TOTAL**

[Second box - lower left-hand corner:]
115 MW plus 115 MW in development - Mexico

[The following footnotes appears in the lower right-hand corner:]
* Development refers to projects that are in planning or construction. (includes a 3 year view at new development and additional purchased power). ** Assumes completion of Sithe acquisition and power uprate projects by 2003.

Data as of 10/05/01


[LOGO FOR EXELON]

                             Owned Generation Assets

The following table sets forth at May 31, 2001 the net generation capacity of, and other information about, the stations that we own directly:

                                                                                                                             Net
                                                                                                                         Generation
                                                                     No of       %         Primary       Dispatch         Capacity
Fuel/Technology     Station          Location                        Units    Owned (1)   Fuel Type        Type            MW)(2)
---------------     -------          --------                        -----    ---------   ---------        ----            ------
Nuclear (3)        Braidwood          Braidwood, IL                     2                  Uranium        Base-load         2,308
                   Byron              Byron, IL                         2                  Uranium        Base-load         2,304
                   Dresden            Morris, IL                        2                  Uranium        Base-load         1,592
                   LaSalle Country    Seneca, IL                        2                  Uranium        Base-load         2,291
                   Limerick           Limerick Twp., PA                 2                  Uranium        Base-load         2,312
                   Peach Bottom       Peach Bottom Twp., PA             2       46.245     Uranium        Base-load         1,028
                   Quad Cities        Cordova, IL                       2       75.00      Uranium        Base-load         1,172
                   Salem              Hancock's Bridge, NJ              2       42.59      Uranium        Base-load           942

Fossil             Cromby 1           Phoenixville, PA                  1                  Coal           Base-load           144
(Steam Turbines)   Cromby 2           Phoenixville, PA                  1                  Oil            Intermediate        201
                   Delaware           Philadelphia, PA                  2                  Oil            Peaking             250
                   Eddystone 1, 2     Eddystone, PA                     2                  Coal           Base-load           581
                   Eddystone 3, 4     Eddystone, PA                     2                  Oil            Intermediate        760
                   Schuylkill         Philadelphia, PA                  1                  Oil            Peaking            166\
                   Conemaugh          New Florence, PA                  2       20.72      Coal           Base-load           352
                   Keystone           Shelocta, PA                      2       20.99      Coal           Base-load           357
                   Fairless Hills     Falls Twp., PA                    2                  Landfill Gas   Peaking              60

Fossil             Chester            Chester, PA                       3                  Oil            Peaking              39
(Combustion        Croydon            Bristol Twp., PA                  8                  Oil            Peaking             380
Turbines)          Delaware           Philadelphia, PA                  4                  Oil            Peaking              56
                   Eddystone          Eddystone, PA                     4                  Oil            Peaking              60
                   Falls              Falls Twp., PA                    3                  Oil            Peaking              51
                   Moser              Lower Pottsgrove Twp., PA         3                  Oil            Peaking              51
                   Pennsbury          Falls Twp., PA                    2                  Landfill Gas   Peaking               6
                   Richmond           Philadelphia, PA                  2                  Oil            Peaking              96
                   Schuylkill         Philadelphia, PA                  2                  Oil            Peaking              30
                   Southwark          Philadelphia, PA                  4                  Oil            Peaking              52
                   Salem              Hancock's Bridge, NJ              1       42.59      Oil            Peaking              16

Fossil             Cromby             Phoenixville, PA                  1                  Oil            Peaking               3
(Internal          Delaware           Philadelphia, PA                  1                  Oil            Peaking               3
Combustion)        Schuylkill         Philadelphia, PA                  1                  Oil            Peaking               3
                   Conemaugh          New Florence, PA                  4       20.72      Oil            Peaking               2
                   Keystone           Shelocta, PA                      4       20.99      Oil            Peaking               2

Hydroelectric      Conowingo          Harford Co., MD                  11                  Hydro          Base-load           512

Pumped Storage     Muddy Run          Lancaster Co., PA                 8                  Hydro          Intermediate        977
                                                                       --                                                  ------

      Total                                                            97                                                  19,159

_________________________

(1) 100%, unless otherwise indicated.
(2) For nuclear stations, capacity reflects the annual mean rating. All other stations reflect a summer rating.
(3) All nuclear stations are boiling water reactors except Braidwood, Byron and Salem, which are pressurized water reactors.

We operate all of the facilities except for Salem, which is operated by PSEG Nuclear LLC, Keystone and Conemaugh, which are operated by Reliant Energy.

                            Major Long-Term Contracts

Seller                                    Location         Capacity (MW)         Expiration
------                                    --------         -------------         ----------

Midwest Generation, LLC. . . . . . .Various in Illinois       9,460                2004
Kincaid Generation, LLC . . . . . . Kincaid, Illinois         1,108                2012
Tenaska Georgia Partners, LP(1) . . Franklin, Georgia           900                2029
Tenaska Frontier, Ltd. . . . . . .  Shiro, Texas                830                2020
Others . . . . . . . . . . . . . .  Various                   3,715              2002 to 2022
                                                             ------

    Total . . . . . . . . . . . . . . . .                    16,013

_________________________
(1) Scheduled to be in operation in mid-2001.

Excludes contracts under 500 MWs.  These contracts total approx. 1,000 MWs.



[LOGO FOR EXELON]

             Summary of Midwest Generation Power Purchase Agreements

-----------------------------------------------------------------------------------------------------------------------------------
                           Coal Power                                     Collins Power                    Peaking Unit Power
                           Purchase Agreement                             Purchase Agreement               Purchase Agreement
------------------------------------------------------------------------------------------------------------------------------------
 Term                     5 years                                        5 years, subject to earlier     5 years, subject to earlier
                                                                         termination in whole or in      termination in whole or in
                                                                         part by ComEd                   part by ComEd

------------------------------------------------------------------------------------------------------------------------------------
Capacity under            Contracted capacity and                        2,698 megawatts, subject to     943.6 megawatts, subject to
Contract                  capacity available                             reduction  through the          reduction through the
                          through the exercise of an                     release of units (see           release of units (see
                          annual option, as follows:                     "Option to Add or Drop          "Option to Add or Drop
                                                                         Capacity under Contract"        Capacity under Contract"
                                                                         below)                          below)

                          Available
                          Contract     Contracted       Option
                           Year         Capacity       Capacity
                           ----         --------       --------
                          1-(2000)        5,005            640
                          2-(2001)        4,535          1,110
                          3-(2002)        4,013          1,632
                          4-(2003)        1,696          3,949
                          5-(2004)        1,696          3,949

------------------------------------------------------------------------------------------------------------------------------------
Option to Add or          In Years 1-5, ComEd may elect to take          In Years 3-5, ComEd has option  In Years 3-5, ComEd has
Drop Capacity             additional capacity under contract; except     to drop units from contract     option to drop units from
under Contract            that in Years 4 and 5, capacity not optioned                                   contract
                          in the previous year may not be optioned in
                          following years ("use or lose")


------------------------------------------------------------------------------------------------------------------------------------
Minimum  Purchase         None                                           2,700,000 MWh, adjusted for     82,607 MWh, adjusted for
Requirements                                                             availability and any released   availability and any
                                                                         units                           released gas-fired units

------------------------------------------------------------------------------------------------------------------------------------

                                                                          Exelon

EXELON Nuclear Fleet
------------------------------------------------------------------------------------------------------------------------------------
                            Braidwood                   Byron                       Dresden                    LaSalle
------------------------------------------------------------------------------------------------------------------------------------
Current Owner(s)      Exelon                     Exelon                     Exelon                       Exelon
------------------------------------------------------------------------------------------------------------------------------------
Ownership Interest    100%                       100%                       100%                         100%
------------------------------------------------------------------------------------------------------------------------------------
Plant Size            2,308 MW  (PWR)            2,300 MW (PWR)             1,586 MW (BWR)               2,280 MW (BWR)
------------------------------------------------------------------------------------------------------------------------------------
MW Owned              2,308 MW                   2,300 MW                   1,586 MW                     2,280 MW
------------------------------------------------------------------------------------------------------------------------------------
Site Type             Dual unit                  Dual unit                  Dual unit                    Dual unit
------------------------------------------------------------------------------------------------------------------------------------
Power Pool            MAIN                       MAIN                       MAIN                         MAIN
------------------------------------------------------------------------------------------------------------------------------------
Plant Start Date      1988                       Unit 1-1985  Unit 2-1987   Unit 2-1970  Unit 3-1971     Unit 1-1984  Unit 2-1984
License Expiration    Unit 1-2026 Unit 2-2027    Unit 1-2024  Unit 2-2026   Unit 2-2009  Unit 3-2011     Unit 1-2022  Unit 2-2023
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                            Quad Cities                 Limerick                    Peach Bottom               Salem
------------------------------------------------------------------------------------------------------------------------------------
Current Owner(s)      Exelon / MidAmerican       Exelon                     Exelon / PSE&G               Exelon / PSE&G
                      Energy Holdings
------------------------------------------------------------------------------------------------------------------------------------
Ownership Interest    75%                        100%                       50%  (3.75% still pending)   42.6%  Non-Operator
------------------------------------------------------------------------------------------------------------------------------------
Plant Size            1,562 MW (BWR)             2,284 MW (BWR)             2,185 MW (BWR)               2,212 MW (PWR)
------------------------------------------------------------------------------------------------------------------------------------
MW Owned              1,172 MW                   2,284 MW                   1,093 MW                     942 MW
------------------------------------------------------------------------------------------------------------------------------------
Site Type             Dual unit                  Dual unit                  Dual unit                    Dual Unit
------------------------------------------------------------------------------------------------------------------------------------
Power Pool            MAIN                       PJM                        PJM                          PJM
------------------------------------------------------------------------------------------------------------------------------------
Plant Start Date      1973                       Unit 1 -1986 Unit 2 -1990  1974                        Unit 1 -1977  Unit 2 -1981
License Expiration    2012                       Unit 1 -2024 Unit 2 -2029  Unit 2 -2013 Unit 3 -2014   Unit 1 -2016  Unit 2 -2020
------------------------------------------------------------------------------------------------------------------------------------

AmerGen Acquisitions
------------------------------------------------------------------------------------------------------
                            TMI Unit 1                  Clinton                     Oyster Creek
------------------------------------------------------------------------------------------------------
Seller                GPU                        Illinova                   GPU
------------------------------------------------------------------------------------------------------
Plant Size            786 MW (PWR)               930 MW BWR                 619 MW (BWR)
------------------------------------------------------------------------------------------------------
Power Pool            PJM                        MAIN                       PJM - East
------------------------------------------------------------------------------------------------------
Ownership Interest    100% AmerGen               100% AmerGen               100% AmerGen
------------------------------------------------------------------------------------------------------
Plant Start date      1974                       1987                       1969
License expiration    April 2014                 September 2026             April 2009
------------------------------------------------------------------------------------------------------

EXELON Fossil Fleet

------------------------------------------------------------------------------------------------------------------------------------
                           Conowingo                 Muddy Run                 Cromby                         Eddystone
------------------------------------------------------------------------------------------------------------------------------------
Ownership Interest     100%                       100%                 100%                             100%
------------------------------------------------------------------------------------------------------------------------------------
Number of Units        11                         8                    2                                4
------------------------------------------------------------------------------------------------------------------------------------
Net Capacity (MW)      512                        977                  345                              1,341
------------------------------------------------------------------------------------------------------------------------------------
Fuel Type              Hydroelectric              Pumped Storage*      Unit 1: scrubbed coal            Units 1&2: scrubbed coal
                                                                       Unit 2: natural gas OR #6 oil    Units 3&4: nat gas OR #6 oil
------------------------------------------------------------------------------------------------------------------------------------
Power Pool             PJM                        PJM                  PJM                              PJM
------------------------------------------------------------------------------------------------------------------------------------
Dispatch Order         Baseload (Run of River)    Peaking              Intermediate                     Intermediate
------------------------------------------------------------------------------------------------------------------------------------
Plant Location         Maryland                   Pennsylvania         Pennsylvania                     Pennsylvania
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                           Fairless Hills            Schuykill                 Delaware                       Distributed Gen
------------------------------------------------------------------------------------------------------------------------------------
Ownership Interest     100%                       100%                 100%                             100%
------------------------------------------------------------------------------------------------------------------------------------
Number of Units        2                          1                    2                                42
------------------------------------------------------------------------------------------------------------------------------------
Net Capacity (MW)      60                         166                  250                              1,049
------------------------------------------------------------------------------------------------------------------------------------
Fuel Type              Landfill gas               #6 oil               #6 oil                           Oil, natural gas, diesel
------------------------------------------------------------------------------------------------------------------------------------
Power Pool             PJM                        PJM                  PJM                              PJM
------------------------------------------------------------------------------------------------------------------------------------
Dispatch Order         Peaking                    Peaking              Peaking                          Intermediate, Peaking
------------------------------------------------------------------------------------------------------------------------------------
Plant Location         Pennsylvania               Pennsylvania         Pennsylvania                     Pennsylvania
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------
                           Conemaugh                 Keystone
----------------------------------------------------------------------------
Ownership Interest     20.72%                     20.99%
----------------------------------------------------------------------------
Number of Units        2                          2
----------------------------------------------------------------------------
Net Capacity (MW)      352                        357
----------------------------------------------------------------------------
Fuel Type              Mine-mouth Coal-fired      Mine-mouth Coal-fired
----------------------------------------------------------------------------
Power Pool             PJM                        PJM
----------------------------------------------------------------------------
Dispatch Order         Baseload                   Baseload
----------------------------------------------------------------------------
Plant Location         Western Pennsylvania       Western Pennsylvania
----------------------------------------------------------------------------

* Pumped Storage is a hydroelectric power that is generated by water that has been pumped from one reservoir to another reservoir located at a higher elevation. During peak demand periods, the water is released allowing it to flow downhill through a hydraulic turbine, which drives a generator.

                                License Extension


                         License                      Renewal plans
                        expiration

Peach Bottom            2013, 2014                   Application was
2 and 3                                              submitted July 2001

Dresden 2 and 3         2009, 2011                   Application will be
                                                     submitted 2003

Quad Cities             2012                         Application will be
1 and 2                                              submitted 2003

Oyster Creek            2009                         Under Review

TMI-1                   2014                         Under Review


                         Continue to run plants as long
                  as they can be operated safely and profitably



[LOGO FOR EXELON]

                         Nuclear Power Offers Low Costs,
                              Fuel Price Stability

[This slide shows two charts side by side. The left chart is a line graph showing Electricity Production Costs in cents per kilowatt-hour for four different fuel types across the years 1993 through 1999]

                 nuclear               coal              gas               oil

1993              2.48                 2.27              3.89             3.93
1994              2.25                 2.16              3.32             3.69
1995              2.1                  2.05              2.93             4.12
1996              2.04                 1.94              3.59             4.40
1997              2.36                 2.17              3.63             3.95
1998              2.18                 2.12              3.37             3.31
1999              1.83                 2.07              3.52             3.18


[The right side of the slide shows a column chart which indicates the Historical Fuel Cost Volatility in $/megawatt-hour for nuclear, fossil and gas turbines for the years 1995 through 1999.]


                 Nuclear              Fossil        Gas Turbines

1995              5.75                16.07            20.83
1996              5.50                16.51            30.58
1997              5.42                16.80            24.94
1998              5.39                15.94            23.02
1999              5.17                15.62            28.72

              Nuclear Power as a substantial portion of a balanced
                   supply portfolio is a competitive advantage


[LOGO FOR EXELON]

                                Exelon Generation
                          Nuclear Capacity Improvements

[This slide shows a column chart indicating the Capacity Factor in the years 2001, 2002, and 2003. The 2001 value is noted as the goal. Below the chart are listed the refueling outages (RFOs) for each year. For 2001, 6 RFOs are noted. For 2002, 11 RFOs are noted. For 2003, 8 RFOs are noted.]

                                    Capacity Factor

2001 Goal                                   92%
2002                                        90%
2003                                        93%

[The following text is enclosed in a box.]

          Capacity factor improvement becomes asymptotic in out years.
                            RFOs = Refueling Outages



[LOGO FOR EXELON]

                                Exelon Generation
                        Nuclear Refueling Outage Duration

[This left portion of this slide contains a vertical bar chart showing, side by side, the average refueling outage duration in days during the years 1997, 1998, 1999, 2000, and 2001 year to date for the U.S. Industry and Exelon.]



Year                       U.S. Industry          Exelon
1997                       64                        58
1998                       51                        53
1999                       40                        30
2000                       38                        22
2001 YTD                   36                        16


[The right portion of this slide contains the following information.]

-U.S. industry average of 36, Exelon Generation average 19 days

-Target typical refueling of 15 days by 2004

-Planned outages with larger scope:
        -TMI `01, CPS `02, Bwd `02, LaS `03
        -all uprate outages
        -potential LaSalle mid-cycle

-Estimated revenue impact of shorter outages:
        -$456,000/day @ $19/MWh


[LOGO FOR EXELON]

                                Exelon Generation
                             Nuclear Plant Security

Security Actions

-Heightened level of security beginning September 11; will continue indefinitely
         -additional access control, background checks, expanded patrols

-NRC Advisory (Oct. 6) to consider "prompt" and "additional" actions at and beyond design basis threat
         -operating plants and spent fuel storage facilities
         -estimated annual cost of $4 million


Taking steps to ensure industry-wide coordination of action

-Coordinated approach to Homeland Security, NRC, DOE, Congress, other agencies on both next steps and communications


Communications and Government Interface

-Strong coordination among Government Affairs, Public Affairs, Nuclear

-State agency briefings (3 state-level meetings to date), local outreach

-Congressional interface, staff briefings on October 10

-Coordinated and consistent communications effort



[LOGO FOR EXELON]

                                 Capacity Growth

                 Continued capacity growth through acquisitions, development, alliances, contracts and up-rates.


[This slide shows a column chart which shows the additions of MW Capacity over the years 2000 through 2004. The first column represents the year 2001 with a value of 40,000. The second column shows the incremental value over the year 2001, the third column shows the incremental value over 2002, and the fourth column shows the incremental value over 2003. Above the incremental bars in each year are the items which compose the increase for that year.]


                                                           Waukegan
                                         Sithe             +850
                        Sithe            Contracts         49400
                        Contracts        Up-rates
                        Calumet          +5100
                        Up-rates
                        +3400
    40,000

--------------------------------------------------------------------------------
      2001                2002             2003              2004



[LOGO FOR EXELON]

                                Exelon Generation
                          Increased Nuclear Generation


[The left portion of this slide contains the following text.]

Power uprates
        -243 MW added 2000-2001, vs. plan of 240 MW
        -620 additional MW scheduled through 2003
                 -Braidwood 2, Dresden 2&3, Quad Cities 1&2, Clinton


Other additions (feedwater flow calibration, moisture separator upgrades, TMI turbine upgrade)
        -94 MW achieved
        ~160 MW planned by 2003

[The right portion of the slide contains a column chart showing side by side Planned vs. Actual (or estimated for 2001) Net Generation (at contract)(in million megawatt-hours) for the years 2000 through 2004. Below the chart, corresponding to each year, are the number of refueling outages (RFOs) for that year.]

                Plan                      Actual/Est.               RFOs

2000            113.5                     115                       11
2001            115.8                     119                        6
2002            117.2                                               11
2003            120.5                                                8
2004            121.3                                               10



[LOGO FOR EXELON]

                                Sithe Transaction

Purchased 49.9% of Sithe Energy (10,000 MW's, including in development) for $696 million

Transaction Closed in the 4th Quarter, 2000

Put-Call Option to Purchase Remaining 50.1% of Sithe between 2003-2005



[LOGO FOR EXELON]

                               Sithe North America


[This slide depicts a map of North America which identifies each of the North American Electricity Reliability Council regions and indicating the amount of Sithe generation in each region:]

WSCC                       250 MW in operation
MAAC                        30 MW in operation
NPCC                     3,410 MW in operation
                         6,140 MW in development

[To the left of the graphic is a box which contains the following information:]

 3,805 MW in Operation
 6,255 MW in development

10,060 MW Total

[Below the graphic is the following note:]

plus 115 MW in development in Mexico
and 115 MW in operation in Mexico



[LOGO FOR EXELON]

                                  Sithe Assets


-----------------------------------------------------------------------------
          Operating          MAAC      NPCC/C    WSCC    Other         Total
-----------------------------------------------------------------------------
Mystic 1                                  11                              11
Mystic 4                                 135                             135
Mystic 5                                 135                             135
Mystic 6                                 138                             138
Mystic 7                                 565                             565
New Boston 1                             350                             350
New Boston 2                             350                             350
New Boston 3                              20                              20
Wyman 4                                   36                              36
West Medway 1                             60                              60
West Medway 2                             60                              60
West Medway 3                             57                              57
Framingham 1                              11                              11
Framingham 2                              11                              11
Framingham 3                              12                              12
Fore River 1                              12                              12
Fore River 2                              12                              12
Batavia                                   50                              50
Massena                                   66                              66
Ogdensburg                                71                              71
Sterling                                  56                              56
Independence                           1,042                           1,042
Cardinal                                 152                             152
TEG II                                                       115         115
Kenilworth                      26                                        26
Greeley                                            72                     72
Oxnard                                             48                     48
Naval Station                                      45                     45
North Island                                       37                     37
NTC/MCRD                                           23                     23
Bypass                                             10                     10
Hazelton                                            9                      9
Elk Creek                                           2                      2
Rock Creek                                          4                      4
Montgomery Creek                                    3                      3
-----------------------------------------------------------------------------
Total Operating                 26     3,412      252        115       3,805
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
        In Development        MAAC      NPCC/C    WSCC      Other      Total
-----------------------------------------------------------------------------
Torne Valley                             800                             800
Heritage                                 800                             800
Brampton                                 800                             800
Mississauga                              800                             800
TEG I                                                        115         115
Mystic 8                                 800                             800
Mystic 9                                 800                             800
Fore River 3                             800                             800
Medway 1                                 180                             180
Medway 2                                 180                             180
Medway 3                                 180                             180
                                                                           -
                                                                           -
                                                                           -
-----------------------------------------------------------------------------
Total in development             -     6,140        -        115       6,255
-----------------------------------------------------------------------------
                              MAAC      NPCC/C    WSCC      Other      Total
-----------------------------------------------------------------------------
Total Generation                26     9,552      252        230      10,060
-----------------------------------------------------------------------------

[LOGO FOR EXELON]

                                Exelon Power Team




[LOGO FOR EXELON]

                 Meeting the ComEd Summer Supply Challenge 2002

Capacity planning to 80% weather peak hour, down from 90% in 2001

Added 1,550 of gas-fired peaking capacity under long term contract (7 to 20 years)

Adding 350 MW gas-fired peaking plant (joint venture with a local gas company)

Released claim on 355 MWs of oil-fired peaking capacity on Midwest Generating contract




[LOGO FOR EXELON]

                             ComEd Capacity Analysis

[This slide shows a line graph depicting an example hourly load profile, in megawatts, for Peak Hours (5x16) - Summer. The vertical axis represents megawatts and ranges from 8,000 to 24,000. Also shown on the graph are the values for the 80/20 Peak Hour Load and the Average Load. Immediately to the right of the line graph, and scaled to match the vertical axis of the line graph, is a stacked column which shows the generation available to match the load. The bottom part of the column shows 15,900 MW of baseload Generation. Above that is an area representing 5,770 MW of Dispatchable Generation. Above the stacked columns is text that reads "21,670 MW* Total Generation"; where the asterisk refers to a footnote: "Net of 7% EFOR, and another asterisk indicates that EFOR = Equivalent Forced Outage Rate"

         80/20      Avg     Hourly
       Peak Hour   Load    Example
1        21,948   15,968   9,401
2        21,948   15,968   10,044
3        21,948   15,968   10,465
4        21,948   15,968   10,781
5        21,948   15,968   10,909
6        21,948   15,968   11,021
7        21,948   15,968   11,212
8        21,948   15,968   11,273
9        21,948   15,968   11,285
10       21,948   15,968   11,190
11       21,948   15,968   10,897
12       21,948   15,968   10,533
13       21,948   15,968   10,308
14       21,948   15,968   10,468
15       21,948   15,968   10,562
16       21,948   15,968   9,868
17       21,948   15,968   10,380
18       21,948   15,968   11,164
19       21,948   15,968   11,625
20       21,948   15,968   11,905
21       21,948   15,968   11,916
22       21,948   15,968   11,995
23       21,948   15,968   12,090
24       21,948   15,968   12,150
25       21,948   15,968   12,207
26       21,948   15,968   12,255
27       21,948   15,968   12,215
28       21,948   15,968   11,951
29       21,948   15,968   11,672
30       21,948   15,968   11,689
31       21,948   15,968   11,655
32       21,948   15,968   11,100
33       21,948   15,968   9,964
34       21,948   15,968   10,770
35       21,948   15,968   11,245
36       21,948   15,968   11,639
37       21,948   15,968   11,799
38       21,948   15,968   11,938
39       21,948   15,968   12,089
40       21,948   15,968   12,129

41       21,948   15,968   12,105
42       21,948   15,968   12,018
43       21,948   15,968   11,716
44       21,948   15,968   11,221
45       21,948   15,968   10,772
46       21,948   15,968   10,585
47       21,948   15,968   10,513
48       21,948   15,968   9,711
49       21,948   15,968   9,440
50       21,948   15,968   10,250
51       21,948   15,968   10,747
52       21,948   15,968   11,251
53       21,948   15,968   11,548
54       21,948   15,968   11,774
55       21,948   15,968   12,029
56       21,948   15,968   12,108
57       21,948   15,968   11,970
58       21,948   15,968   11,723
59       21,948   15,968   11,381
60       21,948   15,968   10,810
61       21,948   15,968   10,589
62       21,948   15,968   10,659
63       21,948   15,968   10,540
64       21,948   15,968   9,902
65       21,948   15,968   12,498
66       21,948   15,968   13,919
67       21,948   15,968   15,170
68       21,948   15,968   16,410
69       21,948   15,968   17,288
70       21,948   15,968   17,820
71       21,948   15,968   18,277
72       21,948   15,968   18,563
73       21,948   15,968   18,730
74       21,948   15,968   18,772
75       21,948   15,968   18,532
76       21,948   15,968   17,963
77       21,948   15,968   17,238
78       21,948   15,968   16,595
79       21,948   15,968   16,058
80       21,948   15,968   14,695
81       21,948   15,968   13,218
82       21,948   15,968   14,507
83       21,948   15,968   15,436
84       21,948   15,968   16,494
85       21,948   15,968   17,178
86       21,948   15,968   17,842
87       21,948   15,968   18,083
88       21,948   15,968   18,342
89       21,948   15,968   18,509
90       21,948   15,968   18,461
91       21,948   15,968   18,152
92       21,948   15,968   17,527
93       21,948   15,968   16,718
94       21,948   15,968   15,879
95       21,948   15,968   14,836
96       21,948   15,968   13,140
97       21,948   15,968   11,229
98       21,948   15,968   12,061
99       21,948   15,968   12,513
100      21,948   15,968   12,976
101      21,948   15,968   13,277
102      21,948   15,968   13,422
103      21,948   15,968   13,651
104      21,948   15,968   13,770
105      21,948   15,968   13,833
106      21,948   15,968   13,788
107      21,948   15,968   13,450
108      21,948   15,968   12,836
109      21,948   15,968   12,209
110      21,948   15,968   12,040
111      21,948   15,968   11,883
112      21,948   15,968   11,033
113      21,948   15,968   10,750
114      21,948   15,968   11,566
115      21,948   15,968   12,174

116      21,948   15,968   12,807
117      21,948   15,968   13,170
118      21,948   15,968   13,403
119      21,948   15,968   13,671
120      21,948   15,968   13,755
121      21,948   15,968   13,714
122      21,948   15,968   13,628
123      21,948   15,968   13,274
124      21,948   15,968   12,699
125      21,948   15,968   12,232
126      21,948   15,968   12,007
127      21,948   15,968   11,846
128      21,948   15,968   11,013
129      21,948   15,968   10,692
130      21,948   15,968   11,601
131      21,948   15,968   12,161
132      21,948   15,968   12,625
133      21,948   15,968   12,860
134      21,948   15,968   13,017
135      21,948   15,968   13,177
136      21,948   15,968   13,289
137      21,948   15,968   13,269
138      21,948   15,968   13,232
139      21,948   15,968   12,983
140      21,948   15,968   12,449
141      21,948   15,968   11,995
142      21,948   15,968   11,740
143      21,948   15,968   11,600
144      21,948   15,968   10,782
145      21,948   15,968   12,086
146      21,948   15,968   13,137
147      21,948   15,968   13,970
148      21,948   15,968   14,930
149      21,948   15,968   15,608
150      21,948   15,968   16,067
151      21,948   15,968   16,570
152      21,948   15,968   16,843
153      21,948   15,968   17,050
154      21,948   15,968   17,162
155      21,948   15,968   16,906
156      21,948   15,968   16,288
157      21,948   15,968   15,644
158      21,948   15,968   15,392
159      21,948   15,968   15,116
160      21,948   15,968   13,985
161      21,948   15,968   13,273
162      21,948   15,968   14,547
163      21,948   15,968   15,423
164      21,948   15,968   15,982
165      21,948   15,968   15,921
166      21,948   15,968   15,858
167      21,948   15,968   16,073
168      21,948   15,968   16,349
169      21,948   15,968   16,858
170      21,948   15,968   17,401
171      21,948   15,968   17,408
172      21,948   15,968   17,034
173      21,948   15,968   16,555
174      21,948   15,968   16,321
175      21,948   15,968   16,025
176      21,948   15,968   14,860
177      21,948   15,968   13,459
178      21,948   15,968   14,572
179      21,948   15,968   15,031
180      21,948   15,968   15,292
181      21,948   15,968   15,272
182      21,948   15,968   15,084
183      21,948   15,968   15,417
184      21,948   15,968   16,076
185      21,948   15,968   16,789
186      21,948   15,968   17,334
187      21,948   15,968   17,413
188      21,948   15,968   17,022
189      21,948   15,968   16,429
190      21,948   15,968   16,070

191      21,948   15,968   15,636
192      21,948   15,968   14,471
193      21,948   15,968   13,222
194      21,948   15,968   14,444
195      21,948   15,968   15,398
196      21,948   15,968   16,536
197      21,948   15,968   17,329
198      21,948   15,968   17,898
199      21,948   15,968   18,494
200      21,948   15,968   18,752
201      21,948   15,968   18,763
202      21,948   15,968   18,761
203      21,948   15,968   18,457
204      21,948   15,968   17,750
205      21,948   15,968   17,079
206      21,948   15,968   16,910
207      21,948   15,968   16,528
208      21,948   15,968   15,332
209      21,948   15,968   13,868
210      21,948   15,968   15,197
211      21,948   15,968   16,213
212      21,948   15,968   17,223
213      21,948   15,968   17,963
214      21,948   15,968   18,534
215      21,948   15,968   19,090
216      21,948   15,968   19,359
217      21,948   15,968   19,464
218      21,948   15,968   19,435
219      21,948   15,968   19,078
220      21,948   15,968   18,357
221      21,948   15,968   17,648
222      21,948   15,968   17,320
223      21,948   15,968   16,861
224      21,948   15,968   15,843
225      21,948   15,968   13,761
226      21,948   15,968   15,300
227      21,948   15,968   16,546
228      21,948   15,968   17,681
229      21,948   15,968   18,533
230      21,948   15,968   19,392
231      21,948   15,968   19,830
232      21,948   15,968   19,351
233      21,948   15,968   18,221
234      21,948   15,968   17,286
235      21,948   15,968   16,773
236      21,948   15,968   16,260
237      21,948   15,968   15,871
238      21,948   15,968   15,770
239      21,948   15,968   15,546
240      21,948   15,968   14,504
241      21,948   15,968   13,631
242      21,948   15,968   15,043
243      21,948   15,968   16,161
244      21,948   15,968   17,211
245      21,948   15,968   17,966
246      21,948   15,968   18,558
247      21,948   15,968   18,984
248      21,948   15,968   19,403
249      21,948   15,968   19,500
250      21,948   15,968   19,463
251      21,948   15,968   19,137
252      21,948   15,968   18,534
253      21,948   15,968   17,857
254      21,948   15,968   17,609
255      21,948   15,968   16,982
256      21,948   15,968   15,665
257      21,948   15,968   12,908
258      21,948   15,968   13,519
259      21,948   15,968   13,840
260      21,948   15,968   14,280
261      21,948   15,968   14,454
262      21,948   15,968   14,510
263      21,948   15,968   14,544
264      21,948   15,968   14,420
265      21,948   15,968   14,229

266      21,948   15,968   13,873
267      21,948   15,968   13,280
268      21,948   15,968   12,699
269      21,948   15,968   12,342
270      21,948   15,968   12,386
271      21,948   15,968   12,115
272      21,948   15,968   11,331
273      21,948   15,968   11,568
274      21,948   15,968   12,413
275      21,948   15,968   12,869
276      21,948   15,968   13,373
277      21,948   15,968   13,740
278      21,948   15,968   13,937
279      21,948   15,968   14,147
280      21,948   15,968   14,192
281      21,948   15,968   14,154
282      21,948   15,968   14,039
283      21,948   15,968   13,667
284      21,948   15,968   13,060
285      21,948   15,968   12,492
286      21,948   15,968   12,389
287      21,948   15,968   12,142
288      21,948   15,968   11,301
289      21,948   15,968   10,839
290      21,948   15,968   11,686
291      21,948   15,968   12,194
292      21,948   15,968   12,753
293      21,948   15,968   13,096
294      21,948   15,968   13,284
295      21,948   15,968   13,529
296      21,948   15,968   13,658
297      21,948   15,968   13,639
298      21,948   15,968   13,533
299      21,948   15,968   13,177
300      21,948   15,968   12,505
301      21,948   15,968   11,984
302      21,948   15,968   12,025
303      21,948   15,968   11,866
304      21,948   15,968   11,146
305      21,948   15,968   12,820
306      21,948   15,968   14,032
307      21,948   15,968   15,136
308      21,948   15,968   16,259
309      21,948   15,968   17,179
310      21,948   15,968   17,873
311      21,948   15,968   18,479
312      21,948   15,968   18,859
313      21,948   15,968   19,175
314      21,948   15,968   19,344
315      21,948   15,968   19,064
316      21,948   15,968   18,408
317      21,948   15,968   17,649
318      21,948   15,968   17,316
319      21,948   15,968   16,681
320      21,948   15,968   15,313
321      21,948   15,968   14,106
322      21,948   15,968   15,535
323      21,948   15,968   16,769
324      21,948   15,968   18,029
325      21,948   15,968   19,011
326      21,948   15,968   19,646
327      21,948   15,968   20,706
328      21,948   15,968   21,306
329      21,948   15,968   21,486
330      21,948   15,968   21,936
331      21,948   15,968   21,436
332      21,948   15,968   20,376
333      21,948   15,968   19,646
334      21,948   15,968   19,270
335      21,948   15,968   18,668
336      21,948   15,968   17,352


[LOGO FOR EXELON]

                                Exelon Power Team
                          2001 Year-To-Date Statistics


GWh Sales                           1H 2001          Q3 2001              YTD

Delivery Affiliates                 57,309            32,692            90,001
Market Forward & Spot               39,013            19,819            58,832
                                    ------            ------           -------
Total Sales                         96,322            52,511           148,833

Average Realized Rev ($/MWh)

Delivery Affiliates                 29.59             40.01              33.38
Market Forward & Spot               38.84             43.34              40.36
                                    -----             -----             ------
Total Sales                         33.33             41.27              36.13

Average Supply Cost                 18.65             29.70              22.16
  (including Transmission)

Margin                              14.68             11.57              13.97





[LOGO FOR EXELON]

                             Exelon Energy Delivery




[LOGO FOR EXELON]

                             Exelon Energy Delivery
                             Volume Growth Analysis

                  September YTD Volume Comparison to Prior Year


                    ComEd                               PECO
              -----------------------             -------------------
                            Weather                            Weather
               Actual     Normalized              Actual     Normalized
               (Gwh)         (Gwh)                  (Gwh)      (Gwh)
              -------     ----------              -------    ----------
Prior Year     65,681        67,561                26,683      27,033

Current Year   67,018        67,058                26,846      26,861

Variance%       2.0%          -0.7%                  0.6%       -0.6%





[LOGO FOR EXELON]

                                   Regulation




[LOGO FOR EXELON]

PECO ENERGY

                            Restructuring Settlement



This summary of the major elements of the 1998 settlement reflects amendments made in 2000 following announcement of the PECO Unicom merger.

o Recovery of $5.26 billion of stranded costs over a 12-year transition period beginning January 1, 1999 and ending December 31, 2010, with a return of 10.75 percent.

o    Rate caps will vary over the transition period. (See Table on Page 2.)

o    On January 1, 1999 PECO unbundled rates into three components:

     -    a transmission and distribution rate of 2.98 cents per kWh.

     - a competitive transition charge (CTC) designed to recover the $5.26 billion of stranded costs. Revenue collected through the CTC will be reconciled annually based on actual sales.

     - a shopping credit initially set at 4.46 cents per kWh on a system-wide basis.

o Authorization for PECO to securitize up to $5 billion of stranded costs. (PECO has securitized fully to its $5B limit.) The intangible transition charges associated with transition bonds terminate no later than December 31, 2010.

o Flexible pricing, within a specified range, for residential default customers.

o    Customer choice phased in between January 1, 1999 and January 2, 2000.

o Authorization for PECO to transfer its generation assets to a separate entity.

o Ability of electric generation suppliers (EGS) to provide metering and billing services to retail customers who have direct access.

o As required by law, on January 1, 2001 the provider of default service for 20 percent of residential customers was bid competitively.

o If 35 percent and 50 percent of all customers are not shopping by 2001 and 2003, respectively, a number of customers sufficient to equal those trigger points shall be randomly selected and assigned to licensed suppliers by a PUC-determined process.

o    PLR Requirement: PECO is PLR through 2010.

Schedule of Rates                                                         Page 2

                        Schedule of System Average Rates
                                   (cent)/kWh

---------------------------------------------------------------------------------------------------------------------

    Effective Date       Transmission(a)    Distribution     T&D Rate       CTC/ITC       Credit for     Generation
                                                              Cap(b)                       Delivery         Rate
                                                                                         Service Only      Cap(c)
                               (1)              (2)            (3)            (4)           (5)              (6)

---------------------------------------------------------------------------------------------------------------------

January 1, 1999               0.45             2.53           2.98           1.72            4.46           6.18
January 1, 2000               0.45             2.53           2.98           1.92            4.46           6.38
January 1, 2001               0.45             2.53           2.98           2.51            4.47           6.98
January 1, 2002               0.45             2.53           2.98           2.51            4.47           6.98
January 1, 2003               0.45             2.53           2.98           2.47            4.51           6.98
January 1, 2004               0.45             2.53           2.98           2.43            4.55           6.98
January 1, 2005               0.45             2.53           2.98           2.40            4.58           6.98
January 1, 2006               0.45             2.53           2.98           2.66            4.85           7.51
January 1, 2007                N/A              N/A            N/A           2.66            5.35           8.01
January 1, 2008                N/A              N/A            N/A           2.66            5.35           8.01
January 1, 2009                N/A              N/A            N/A           2.66            5.35           8.01
January 1, 2010                N/A              N/A            N/A           2.66            5.35           8.01

(a) Transmission prices listed are for illustration only. The PUC does not regulate rates for transmission Service.
(b)  T&D Rate Cap (column 3) = sum of columns (1)+(2).
(c)  Generation Rate Cap (column 6) = sum of columns (4)+(5).

----------------------------------------------------------------------------------------------------------------------

Notes:
  o Average figures for CTC/ITC from 1999-2010 in column 4 are fixed, subject to reconciliation for actual sales levels. (CTC in 2000 was $800.)
  o The credit (paid to delivery-service-only-customers) figures in column
    5 will be adjusted to reflect changes due to the CTC/ITC reconciliation.
  o Average transmission and distribution service rates will not exceed the figures in column 3.
  o The generation portion of bills for customers who remain with regulated PECO generation supply will not, on average, exceed figures in column 6.
  o Calculation of average rates for 2001:
       9.96(cent)/kWh (existing rate cap) - 8 percent reduction = 9.16(cent)/kWh 9.16(cent)/kWh = 2.98 (column 3) + 1.72 (coumn 4) + 4.46 (column 5)

CTC Amortization                                                          Page 3


                              Annual Stranded Cost
                           Amortization and Return(a)

----------------------------------------------------------------------------------------------------------------------
                                                                          Revenue Excluding GRT
                        Annual                            ------------------------------------------------------------
    Year                Sales                CTC           Total             Return @ 10.75%           Amortization
                         MWh             (cent)/kWh        ($000)                ($000)                   ($000)

----------------------------------------------------------------------------------------------------------------------


    2001             34,108,616              2.31          753,241               482,561                 270,680
    2002             34,381,485              2.51          825,004               516,869                 308,135
    2003             34,656,537              2.47          818,352               482,401                 335,951
    2004             34,933,789              2.43          811,540               444,798                 366,742
    2005             35,213,260              2.40          807,933               403,555                 404,378
    2006             35,494,966              2.66          902,623               353,070                 549,553
    2007             35,778,925              2.66          909,844               290,627                 619,217
    2008             36,065,157              2.66          917,123               220,312                 696,811
    2009             36,353,678              2.66          924,459               141,229                 783,231
    2010             36,644,507              2.66          931,855                52,381                 879,474

(a)  Subject to reconciliation of actual sales and collections.  Under the settlement, sales are estimated to increase 0.8 percent per year.
----------------------------------------------------------------------------------------------------------------------

Other Features

o The transmission & distribution rate cap of 2.98 cents per kWh includes .01 cents for a sustainable energy and economic development fund during the rate cap period.

o PECO is permitted to transfer ownership and operation of its generating facilities to a separate corporate entity. The generating facilities will be valued at book value at the time of the transfer.

o Twenty percent of residential customers will be assigned to a provider of last resort (PLR), other than PECO, on January 1, 2001. The PLR will be selected on the basis of a PUC-approved energy and capacity market price bidding process. PECO-affiliated suppliers will be prohibited from bidding for this block of customers.

o As of January 1, 2001, PECO (as PLR) will price its service to residential customers within a specified range. A single rate will be established for each rate schedule.

o A Qualified Rate Order authorizing securitization of up to $4 billion is included.

                         ComEd Restructuring Legislation
                                Enacted Dec. 1997


Rate Reductions

o    Residential -     15% effective 1/1/98 ~ $400 million
                       5% effective 10/1/2001 ~ $100 million

Direct Access Phase-In Schedule

o    Residential
         5/1/2002      100% of residential customers have supplier choice.

o    Commercial and Industrial, Governmental

         All C&I customers had supplier choice effective 12/31/00.

Transition Cost Recovery Provisions

1) Bundled rates are frozen through 2004 at 1996 levels after taking the residential rate reductions described above.

2) Unbundled delivery service rates apply to customers who choose an alternate supplier or the market rate for energy (ComEd PPO).

o    Utilities recover transition costs via a Competitive Transition Charge
     (CTC) from customers who select an alternate supplier. The CTC will apply through 2006 for all classes. The CTC will be calculated based on the following formula:

         CTC  = Tariff/contract revenues minus
                Delivery service revenue minus
                Market value of electricity minus
                Mitigation factor

(See current and proposed delivery rate schedules attached.)

Mitigation Factor

The mitigation factor is a credit averaging 0.5 cents/kWh offered by the utility to delivery service only customers.

o    The mitigation factor for commercial and industrial customers is:

                  10/1/99-12/31/02      0.5 cents per kWh or 8%
                  2003-2004             0.5 cents per kWh or 10%
                  2005                  0.6 cents per kWh or 11%
                  2006                  0.9 cents per kWh or 12%

o The mitigation factor for residential customers is calculated as a percentage of base rates after the rate reductions are in effect. The applicable percentages are as follows:

                  2002                  6% of base rates after rate reductions
                  2003-2004             7% of base rates after rate reductions
                  2005                  8% of base rates after rate reductions
                  2006                  10% of base rates after rate reductions

Transition Period Provision

During the transition period utilities will be able to recognize, sell or assign assets; retire or remove plants from service; unbundle or restructure tariffs on a revenue neutral basis (with impact limitations described in Earnings and Viability below); accelerate depreciation or amortization or assets without ICC approval. The ICC could intercede if it believed the transaction jeopardized reliable service.

Earnings and Viability

The maximum allowable rate of return will be pegged to the 30 year T-Bond rate, plus 8.5%. If earnings exceed the allowed rate of return by more than 1.5%, 50% of the excess earnings would be shared with customers. If the rate of return is below the T-bond Rate, the utilities can apply to the ICC for a rate increase.

Securitization

Utilities are allowed to utilize securitization of transition period revenues as a means to mitigate stranded costs. The proceeds primarily are to be used to retire debt and equity, and to repay or retire fuel obligations if the Commission finds such use is the public interest.

Amount allowable for securitization is capped by 50% of capitalization. In December 1998, ComEd securitized $3.4 billion.

                Delivery Service Rate Case (ICC Dkt. 01-0423) to
                        Set New Delivery Services Rates:


Status:

CURRENT DELIVERY SERVICES RATES SET IN 1999 CASE FOR C & I CUSTOMERS ONLY:
         REV. REQUIREMENT ($MILLIONS):  $1251.7
         ROE:                             10.8%
         ROR:                             8.84%

IN JUNE 2001 COM ED FILED FOR RESIDENTIAL AND C & I CUSTOMERS:
         REV. REQUIREMENT ($MILLIONS):  $1786.9
         ROE:                            13.25%
         ROR:                             9.95%

STAFF RECOMMENDATION:
         REV. REQUIREMENT ($MILLIONS):  $1,571.1
         ROE:                             11.72%
         ROR:                              8.75%

Schedule

Staff and Intervenor Testimony - 8/23/01
ComEd Rebuttal - 9/18/01
Staff and Intervenor Rebuttal - 10/16/01
ComEd Surrebutal - 10/24/01

Hearings - 11/1-2, 5-9 (reserve dates 13-14) at 10:00 a.m.

Initial Briefs - 12/7/01
Reply Briefs - 12/20/01

Draft Interim Order - 12/3/01
ALJ Proposed Order - 1/15/02

Brief on Exceptions - 1/22/02
Replies to Exceptions - 1/29/02
----------------------------------------------------------------------

The schedule has been designed to permit a Commission Order to be issued as early as March 1, 2002 should the Commission desire.

                           Commonwealth Edison Company
           Determination of Customer Transition Charge (Summary Page)
  Based on Market Value Defined in Rider PPO - PPO (Market Index - Altrade/ICE Into Cinergy) Applicable Period A (June 2001 - May 2002) (All units are in cents per kilowatt-hour)

                                                                                 Delivery
                                                                     Base Rate    Service   Market  Mitigation
                                                                      Revenue     Revenue   Value     Amount              CTC
                                                                      -------     -------   -----     ------              ---
                                                         3317          (1)(2)     (1)(3)      (4)       (5)      (E)=(A)-(B)-(C)-(D)
                                                                         (A)        (B)       (C)       (D)
Customer Transition Charge Customer Class

Nonresidential Delivery Service Customers
          With Only Watt-hour Only Meters                               11.258      3.124    5.404    0.901              1.829
          0 kW to and including 25 kW Demand                            9.288       1.897    5.226    0.743              1.422
          Over 25 kW to and including 100 kW Demand                     8.344       1.699    5.129    0.668              0.848
          Over 100 kW to and including 400 kW Demand                    7.428       1.368    5.053    0.594              0.413
          Over 400 kW to and including 800 kW Demand                    6.839       1.226    4.873    0.547              0.193
          Over 800 kW to and including 1,000 kW Demand                  6.767       1.125    4.957    0.541              0.144
          Over 1,000 kW to and including 3,000 kW Demand                6.456       1.095    4.702    0.516              0.143
Fixture-included Lighting Nonresidential Delivery Service Customers     13.554      8.283    3.348    1.084              0.839
Street Lighting Delivery Service Customers - Dusk to Dawn               3.852       1.608    3.250    0.500              0.000
Street Lighting Delivery Service Customers - All Other Lighting         7.172       1.559    4.242    0.574              0.797
Railroads Delivery Service Customers (6)
Pumping Delivery Service Customers                                      6.465       1.231    4.579    0.517              0.138

Notes:

(1) Transfer from Column (H) and Column (M) of Determination of Customer Transition Charge, on Page 2 to 12 of supporting workpapers filed March 16, 2000.
(2) Base rate revenues consist of customer, demand, and energy charges. Base rate revenues do not include facility, meter, or other equipment rentals, franchise fees or other franchise cost additions, fuel adjustment clause charges, decommissioning expense adjustment clause charges, taxes, local government compliance clause charges, compensation for energy generated by a person or entity other than ComEd, or Renewable Energy Resources and Coal Technology Development Assistance Charge and Energy Assistance Charge for the Supplemental Low-Income Energy Assistance Fund.
(3) The amount of revenue that the Company would receive under Rate RCDS - Retail Customer Delivery Service - Nonresidential (Rate RCDS) for standard delivery of energy to customers in the CTC Customer Class. Such revenue includes all standard charges contained in Rate RCDS.
(4) The Market Value for a CTC Customer Class has the same value as the per kilowatt-hour Load Weighted Average Market Value (LWAMV) as defined in Rider PPO - Power Purchase Option (Market Index) for the applicable customer class for Applicable Period A.
(5) The mitigation amount as defined in Rate CTC is the greater of 0.5 cents per kilowatt-hour or 8% of the base rate revenue for the calculation period.
(6) There are two customers in the Railroads class and each customer will have a Customer-specific CTC.

                           Commonwealth Edison Company
     Sample Determination of Customer Transition Charge (Class Summary Page)
 Based on Market Value Defined in Rider PPO - Power Purchase Option (Market Index) Applicable Period A
                   (All units are in cents per kilowatt-hour)



                                                                                 Delivery
                                                                     Base Rate    Service   Market  Mitigation
                                                                      Revenue     Revenue   Value     Amount              CTC
                                                                      -------     -------   -----     ------              ---
                                                                       (1)(2)     (1)(3)      (4)       (5)      (E)=(A)-(B)-(C)-(D)
                                                                         (A)        (B)       (C)       (D)
Customer Transition Charge Customer Class

Residential Delivery Service Customers
          Single Family Without Space Heat                             8.727       4.426    5.004    0.524              0.000
          Multi Family Without Space Heat                              8.975       4.919    5.180    0.539              0.000
          Single Family With Space Heat                                5.821       3.286    4.551    0.349              0.000
          Multi Family With Space Heat                                 6.155       2.820    4.703    0.369              0.000
Fixture-included Lighting Residential Delivery Service Customers       8.688       8.413    3.348    0.521              0.000
Nonresidential Delivery Service Customers
          With Only Watt-hour Only Meters                              11.258      3.783    5.386    0.901              1.188
          0 kW to and including 25 kW Demand                           9.288       2.501    5.199    0.743              0.845
          Over 25 kW to and including 100 kW Demand                    8.344       2.163    5.090    0.668              0.423
          Over 100 kW to and including 400 kW Demand                   7.428       1.660    5.037    0.594              0.137
          Over 400 kW to and including 800 kW Demand                   6.839       1.421    4.841    0.547              0.030
          Over 800 kW to and including 1,000 kW Demand                 6.767       1.355    4.941    0.541              0.000
          Over 1,000 kW to and including 3,000 kW Demand               6.456       1.282    4.680    0.516              0.000
Fixture-included Lighting Nonresidential Delivery Service Customers    13.554      8.413    3.255    1.084              0.802
Street Lighting Delivery Service Customers - Dusk to Dawn              3.852       1.299    3.238    0.500              0.000
Street Lighting Delivery Service Customers - All Other Lighting        7.172       1.461    4.222    0.574              0.915
Railroads Delivery Service Customers (6)
Pumping Delivery Service Customers                                     6.465       1.329    4.574    0.517              0.045

Notes:

(1) Preliminary residential estimates are based on two years of data ending January 2001 and residential rates expected to be in effect beginning October 1, 2001.
(2) Base rate revenues consist of customer demand and energy charges. Base rate revenues do not include facility, meter, or other equipment rentals, franchise fees or other franchise cost additions, fuel adjustment clause charges, decommissioning expense adjustment clause charges, taxes, local government compliance clause charges, compensation for energy generated by a person or entity other than ComEd, or Renewable Energy Resources and Coal Technology Development Assistance Charge and Energy Assistance Charge for the Supplemental Low-Income Energy Assistance Fund.
(3) The amount of revenue that the Company would receive under Rate RCDS - Retail Customer Delivery Service (Rate RCDS) and Rider TS - Transmission Services (Rider TS) for standard delivery of energy to customers in the CTC Customer Class.
(4) The Market Value for a CTC Customer Class has the same value as the per kilowatt-hour Load Weighted Average Market Value (LWAMV) as defined in the proposed Rider PPO - Power Purchase Option (Market Index) for the applicable delivery service customer class.
(5) The residential mitigation amount as defined in Rate CTC is 6% of the base rate revenue for the sample calculation period. The nonresidential mitigation amount as defined in Rate CTC is the greater of 0.5 cents per kilowatt-hour or 8% of the base rate revenue.
(6) There are two customers in the Railroads class and each customer will have a Customer-specific CTC.

[LETTERHEAD FOR EXELON]



Pamela B. Strobel
President

Exelon Energy Delivery Company
10 South Deaborn, 37 East
Post Office Box 805398
Chicago, Illinois  60680-5398


April 2, 2001


Richard L. Mathias, Chairman
Illinois Commerce Commission
160 North LaSalle Street
Chicago, Illinois  60601

Dear Chairman Mathias:

         You and your fellow Commissioners have talked with John Rowe, Frank Clark and me about the legitimate concern, you, and the general public, share with respect to the continued successful implementation of electric service restructuring in Illinois. That concern has been heightened for all of us by recent events in California. The two most important elements of electric service -- cost and reliability -- are highlighted by the sharp price increases and inadequate supply facing Californians as summer approaches. The California experience is the result of a combination of many factors, including a supply/demand imbalance that developed over time, and has been exacerbated by a poorly designed market structure. We at Exelon believe it is important both to reassure our customers that Illinois is not at risk for a repeat of the California experience, and to take the steps necessary to protect that promise beyond the term of Commonwealth Edison's existing contractual rights to reliable generating capacity. To do that we are developing a detailed plan that will, by further stimulating the development of a functional wholesale and retail market, encourage and ensure adequate capacity and acceptable price levels in Illinois for the long term. The outline of our plan is presented in this letter, by which we hope to solicit your considered suggestions as we proceed to implementation. Attached to this letter (as Attachment A) is a simplified summary of the plan as we now envision it.

         We have the same objective: to assure the public of a reliable supply of electricity at a reasonable price, now and in the future. We also recognize that smaller consumers wish to be protected from the supply and price fluctuations inherent in commodity markets. It is also important to build a functional, competitive market in which supply options are available to all, with a default system that will have the ability to supply those customers who are unable or unwilling to exercise those options. Our proposal, therefore, addresses the need to develop a competitive market, with the participation of a sufficient number of willing buyers and sellers to assure both adequate capacity and competitive prices. Such a market, we believe, will also provide a measure of stability that will benefit all consumers.

Chairman Richard L. Mathias
April 2, 2001
Page 2

         Meeting this objective within the context of the current legislation in a way that would be both certain and advantageous to Exelon would be fairly simple: Exelon could commit to provide supply to meet any level of demand at the then prevailing spot market price, plus adequate compensation for taking the risks of providing reliable, potentially universal service. The resulting price, although "reasonable" in the context of the market, might not, however, be desirable for all customers and would not necessarily encourage forward contracting for new generation. Small customers, for example, would probably find such pricing not adequately stable or predictable, and the lack of forward contracting would not provide sufficient incentives to attract adequate investment in new capacity. Thus we believe the simplicity of such a "spot plus" model should be somewhat compromised, both to provide greater price certainty for small users, and to provide incentives for a more vigorous market, which should result, ultimately, in more secure supply.

         With this in mind we propose to distinguish between larger users -- defined as those with loads in excess of 400 kW of demand -- and mass market consumers, with peak loads below that level (which, incidentally, comprise well over 99% of all of our retail customers). The 400 kW level is an appropriate break point for Commonwealth Edison's customers because those with larger loads represent the majority of "switching" activity in our service territory. Approximately 12,000 of Edison's non-residential customers (representing over 4,800 MW of load) have so far exercised their choice for unbundled service as of March 27, 2001. Customers with demands greater than 400 kW represent approximately 3,900 MW, or 82%, of the load that has switched. In addition, of the 6,400 customers with loads over 400 kW, roughly 33% have already selected unbundled service. Finally, customers over 400 kW are already required by Commonwealth Edison's delivery service tariff to have interval metering in place. This metering permits customer-specific billing settlements to reflect actual hourly consumption and can provide large customers with hourly price signals.

         The larger users already have both the ability and the sophistication to participate directly in the bulk power markets, to respond to market price signals, and to make their own decisions about the length of their supply arrangements. The present structure, however, places the regulated utility in the position of providing these customers with several attractive electric service options, specifically the power purchase option ("PPO") and fixed price bundled service offerings. The availability of these options for large customers tends to limit their incentive to turn to alternative suppliers and thus limits the number of new entrants on the supply side, restraining the robust development of the competitive market. Thus, we believe it would be best to pursue a course that would result in the complete elimination of both PPO and bundled service for large customers by the end of the mandatory transition period. We believe that by the end of 2004, when the statutory rate freeze and the mandatory transition period, as well as Commonwealth Edison's current contractual rights to substantial capacity from our former fossil plants, come to an end, these large customers should play an important role as participants in the market. By mitigating our obligation to supply them, our own flexibility, as well as the market's robustness, will be enhanced. Assuming our efforts are successful, and a viable competitive market is in place at the end of the mandatory transition period in 2004, we would offer to supply large users at day-ahead or other spot market prices, with some adder to reflect our administrative costs. While we will make every effort to

Chairman Richard L. Mathias
April 2, 2001
Page 3


develop such a competitive market, we will, of course, also depend on the support and participation of other market participants and the Commission.

         While simply notifying large customers today that the existing PPO and fixed price offerings will be phased out over time should encourage immediate increased participation in the competitive market, additional steps should also be taken during the mandatory transition period to help achieve that goal. We may propose a tariff to be effective mid-year 2002, when we expect that the majority of our largest customers (those with loads exceeding 3 MW) will not be paying any CTC, that disqualifies such customers from eligibility for the existing PPO option. If necessary, other incentives for market participation might also be implemented during the mandatory transition period. It should be clear, however, that in the face of a functioning market with adequate supply and suppliers, it would not be reasonable to hold us to a PPO obligation at a fixed price where the magnitude of an unpredictable PPO load could exceed our own available resources. As long as large users have the present choice, essentially between the lower of cost or market, many will resist direct participation in the market, to the detriment of all. A strong market cannot flourish as long as large users can have it both ways.

         With respect to smaller consumers, an appropriate policy should recognize their need for an alternative to direct participation in the market. We believe that one answer is for us to assume a more clearly defined role in assuring a reliable supply, at relatively stable prices. Such prices should reflect the realities of the market, but mitigate much of the volatility and risk for the small customers. While there is greater certainty associated with providing supply for some residential customers who are relatively small and disinterested in pursuing competitive alternatives undertaking this commitment with respect to our provider of last resort responsibility for the period beyond 2004 nevertheless entails significant risk. That risk increases as it is accompanied by our commitment not merely to certainty of supply, but to certainty of price as well, over time periods that exceed our -- or anyone's -- ability to forecast with confidence. Our plan recognizes the need to meet the public interest with respect to both of these variables -- supply certainty and price stability -- thus protecting against the possibility that the sins of California will be visited on the people of Illinois. It also will provide us with appropriate compensation for the risk we will be assuming.

         In part because of the mix in Exelon's existing generation portfolio, and in part because of our expectation that, through the use of long-term forward contracting, we can hedge and manage price risk, we are willing to undertake a commitment to supply users with peak demands below 400 kW with the power and energy they need, at a fixed, known price for the period 2005 through 2008. The price could be designed either to remain constant over the period or to escalate modestly on an annual basis over that period, in which case it would start at a lower level and end at a higher level than the constant price. The fixed price level to which we are willing to commit at this time reflects implicitly several factors, including the market, the risks we are assuming, and the value customers will receive in terms of reliability, price stability, and simplicity. However, to the extent that our undertaking is asymmetric -- that is, obligates us to provide capacity but permits customers to

Chairman Richard L. Mathias
April 2, 2001
Page 4


switch back and forth from generation we supply to that supplied by others -- we would not expect our obligation to be perpetual.

         Under this proposal, all customers, subject to appropriate anti-gaming rules that limit their ability to change suppliers to capture temporary market conditions, would have the ability to purchase from alternative suppliers. Thus, if actual market prices turn out to be lower than the fixed-price offer, the customers could obtain the benefit of the lower prices by purchasing from an alternative supplier. By choosing not to turn to alternative suppliers, such customers would be making another choice, the choice to have someone else -- us -- identify and provide a reliable supply, and do so at a price that will allow them to budget and be free from price shocks reflecting the actual and extreme volatility of the spot electric markets.

         Our proposal, in addition to the benefits it provides directly for large and small users alike, will provide the additional benefit of stimulating the market in several ways. First, although continuing to provide large customers with an alternative to direct access, the proposal provides incentives for such customers to contract directly with competitive suppliers in the market on their own behalf. They are, after all, the customer class who pursued most vigorously the legislative creation of open access to the market. Their presence in the market as buyers will serve to stimulate the participation of sellers, and the market itself, and therefore should be encouraged. Second, by pricing our offering to small users to reflect both the market value of the service and appropriate recognition of the value of the reliability, certainty and simplicity we will provide, we will create an incentive for other sellers to compete for those loads, stimulating market development through the opportunity to undercut our price. Thus, we believe our proposal should also be welcomed by marketers/suppliers, as providing an established price comparison basis from which they can compete for price-sensitive mass market customers. Finally, establishing a long-term fixed price today for a subset of customers will allow Exelon to sign forward contracts with new and existing generators in order to hedge this price obligation or engage in other risk management activities. Such forward contracts could encourage additional new entry, thereby increasing overall system reliability and ensuring reasonable price levels in the future.

         Small users themselves are at this time uncertain about the value of shopping in the market, and the frequency with which they might switch suppliers if they do shop. This makes it difficult to forecast the magnitude and shape of the loads they represent, and, obviously, increases the risk of undertaking a commitment to serve whatever that load may be, at pre-established prices. This, however, seems to be exactly what the California experience has taught the rest of us that the public demands: both a functional market, and a safe harbor. Our proposal is intended to facilitate the development of the former, and assure the existence of the latter.

         Our proposal requires several things at this stage. First, we welcome your insights into refinements you believe might improve the ability of our model to stimulate fully competitive markets. We need to consider together the regulatory or other changes that might be necessary to accommodate our structure. We must do further work to refine the actual prices at which we are prepared to offer this service. Finally, we also need to consider the most efficient process for

Chairman Richard L. Mathias
April 2, 2001
Page 5


implementation. There are several reasons for this, but two are of immediate concern. The first is the urgent need to reassure a concerned public, troubled by the California experience, that provision has been made for their power supply, at reasonable prices, for the foreseeable future. The second is the need to move quickly to arrange for that supply, and its appropriate pricing. Under the present arrangement, price uncertainty associated with provider of last resort and default service obligations does not arise until 2005. However, as Commissioner Kretschmer has recently observed, long-term price hedging can be of great value, and negotiations for the necessary contracts and financial hedges to eliminate price uncertainty through 2008 should therefore begin almost immediately, with the hope that the sooner we start, the sooner such a service can be confidently offered at a known price.

         I look forward to reporting to you further refinements in our proposal, to meeting with you, if you wish, to discuss it, and to implementing a plan to bring the best of both the competitive market and the regulated delivery business to the people of Illinois.

Very truly yours,





Pamela B. Strobel
President
Exelon Energy Delivery

cc:    Hon. Ruth K. Kretschmer
       Hon. Terry S. Harvill
       Hon. Edward C. Hurley
       Hon. Mary Frances Squires

                                                                    Attachment A

                               EXELON CORPORATION
               MARKET DEVELOPMENT AND CONSUMER PROTECTION PROPOSAL

Objective
---------

o Address need to further stimulate fully functioning wholesale and retail markets

o    Provide reliability and price stability beyond transition period

Solution
--------

o Distinguish between large users (400 kW and above), and largely residential and small commercial mass-market consumers (loads below 400 kW)

o    Large users (over 40% of kWh sales):

     o    Phase out existing PPO and bundled service after 2004

     o Beginning in 2005 offer only pass-through pricing on day-ahead or real-time spot basis (plus adder)

     o Restrict existing PPO offering through 2004 to large users with continuing CTC obligations

o    Mass market (99% of customers):

     o    Avoid California-style rate shock

     o    Provide specific fixed price service between 2005-2008

     o Identify option of modest scheduled annual price escalation from 2005 through 2008

     o    Assure availability of reliable supply at established prices

Benefits
--------

o    Encourages large user participation in market

o Encourages competitive supplier participation to meet large user requirements

o    Stimulates robust markets

o    Provides price insurance for small consumers

o    Provides proper price signals to stimulate investment in new generation

[LOGO FOR EXELON]

                               Exelon Enterprises




[LOGO FOR EXELON]

                               Exelon Enterprises
                                 September, 2001


Exelon Enterprises has a current book value of $1.3 billion:

         $650 million - EIS

         $150 million - Services (including Solutions)

         $150 million - Thermal

         $150 million - Communications

         $125 million - Capital Partners

         $ 80 million - Energy







[LOGO FOR EXELON]

                             ENTERPRISES BACKGROUND

                                                               [LOGO FOR EXELON]

INFRASTRUCTURE SERVICES
-----------------------

Exelon  Infrastructure  Services' (EIS) goal is to provide  integrated  services nationwide to network infrastructure owners in the electric, gas and telecommunications industries. Services include design, construction, operation, maintenance, and management of utility distribution and transmission systems. EIS has grown through acquisition to become one of the largest utility infrastructure service companies in the U.S.


EXELON SERVICES
---------------

Services is a nationwide provider of energy-related services to commercial and industrial customers. The services are designed to reduce the risk, uncertainty, and distraction that exist in the operating environment (i.e., equipment, systems, and energy) surrounding customers' core business processes. Services has become a regional leader in the mechanical services and energy marketplace, with 8 locations in the Midwest.


SOLUTIONS
---------

Exelon Solutions is a facility solutions business organized around three vertical customer segments. This business offers solutions to customer's business problems through turn-key energy and operational projects. These solutions are mainly procured through performance contracting in the Education, Government and Healthcare segments. As a single-source provider, there are a variety of elements included in a project, encompassing customer's demand-side and supply-side requirements, which result in total facility solutions.


ENERGY
------

Exelon Energy is an energy retailer, selling electricity and natural gas to industrial, commercial, and residential customers. The organization has an established customer base in Pennsylvania, New Jersey, Massachusetts, Illinois, Ohio and Michigan.

THERMAL TECHNOLOGIES
--------------------

Exelon Thermal Technologies owns and operates energy facilities throughout North America. These plants produce and deliver chilled and heated water used for air conditioning and heating in large commercial and industrial facilities. Customers, under long-term contracts, receive energy from centralized facilities instead of self-producing their cooling and heating. ETT is one of North America's top thermal energy companies.


CAPITAL PARTNERS
----------------

Exelon  Capital  Partners  (ECP) is the corporate  venture  capital  division of
Exelon Enterprises. ECP's business charter is to identify new growth opportunities, technologies and business models, and establish a network of new business relationships through active investments in emerging companies. Exelon Capital Partners will provide venture capital financial returns on its equity investments.


EXELON COMMUNICATIONS
---------------------

Exelon Communications is engaged in two operating telecommunications businesses. Exelon Communications entered the telecommunication space to take advantage of its core competency of infrastructure management and to leverage its assets such as rights of way, transmission towers, fiber optic networks, and a skilled work force. Communications is working with experienced telecommunications partners to operate a wireless phone network and local fiber optics communications services in the Greater Philadelphia region.

Current Telecommunications Businesses
>> AT&T Wireless Digital PCS - a joint venture with AT&T Wireless Services >> PECO Adelphia Communications, - a partnership with Adelphia Business Solutions


AT&T WIRELESS SERVICES JOINT VENTURE

>>       Organization
         -   Name of Entity:  AT&T Wireless PCS of Philadelphia, LLC
         -   Ownership:
             o  Exelon - 49%
             o  AT&T Wireless Services (AWS) - 51%

>> AWS is a publicly traded wireless communications company with more than 16 million customers in the US.

>>       Communications Services
         - The partnership provides wireless voice Personal Communications Services (PCS) to both business customers and consumers in the greater Philadelphia Region.
         -   The service is branded and sold as AT&T Digital PCS.
         - Distribution channels include AT&T Wireless stores, national retail, dealers/ agents, e-commerce, and business-to-business sales.
         -   Commercial operation began in October 1997.

>>       Service Territory
         - The partnership is licensed to provide Wireless Personal Communications Services in the Philadelphia Major Trading Area
             (MTA)
         -   Population of MTA is 9 million
         - The MTA includes Philadelphia, Harrisburg, Lancaster, Reading, State College, Wilmington DE, Dover DE, Trenton NJ, Atlantic City NJ and other surrounding areas

>>       PCS Network Buildout & Area of Business Focus
         -   Philadelphia
         -   Portions of Bucks, Chester, Delaware, and Montgomery Counties,
         -   Wilmington, DE,
         -   Salem Co. NJ, Gloucester Co. NJ, Burlington Co. NJ & Mercer Co. NJ
         -   Areas above represent a population of approximately 6 million

>>       AT&T Wireless Services' Role
         -   Majority Member - 51% ownership of LLC
         - AT&T Wireless Services provides day-to-day management of the LLC as well as services provisioning, billing and network monitoring

>>       Exelon Communications' Role
         -   Minority Member - 49 % ownership of LLC
         - Project Manager for site acquisition, construction and maintenance of PCS cell sites
         - Landlord - lease transmission towers and other facilities for attachment of PCS antennas and equipment
         - PECO is receiving approximately $3.2 million per year in lease revenue.

PECO ADELPHIA  COMMUNICATIONS  Partnership

>>       Organization
         - 50/50 General Partnership between Exelon and Adelphia Business Solutions of Coudersport, PA
         -   Adelphia Business Solutions is a Competitive Local Exchange Carrier
             (CLEC) and is majority owned by Adelphia Communications Corporation

>>       Communications Services
         -   PECO Adelphia provides local and long distance communications services as well as data networking services to businesses
         -   PECO Adelphia's services are provided through a 100% fiber optic network
         - The Partnership is currently connected to 34 Bell Atlantic offices and has negotiated an Interconnection Agreement with Bell Atlantic
         - The Partnership is connected to all of the major long distance carriers within the Philadelphia area

>>       Market Focus
         - PECO Adelphia provides communications services primarily to large and medium businesses
         -   Services are provided to small businesses in multi-tenant buildings
         - PECO Adelphia has also been successful in serving Internet Service Providers as well as education and health care providers

>>       Service Territory
         - Communications services are provided throughout the PECO Energy service territory as well as Allentown, Bethlehem, Easton and Reading.
         - PECO Adelphia also resells a small number of lines in southern New Jersey.

>>       Fiber Network
         - PECO Adelphia's network extends over 975 route miles and approx. 36,000 fiber miles
         -   Fiber network installation is performed by Exelon Communications
         - All of PECO Adelphia's fiber network that is within the PECO Energy service territory (about 640 miles) is owned by PECO Energy and is leased to the Partnership

>>       Adelphia's Role
         - Adelphia is a leading supplier of communications services in 50 markets throughout the United States
         - Adelphia provides day-to-day management of the partnership as well as services provisioning, billing, and network monitoring

>>       Exelon's Role
         -   Exelon designs, installs and maintains the fiber network.
         -   Exelon is also leading the local PECO Adelphia marketing campaign
         -   Exelon chairs the Partnership's Management Oversight Committee


[LOGO FOR EXELON]